EXHIBIT 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
Timothy Allen	Investors: Philip Kranz
Vice President, Finance	312-780-7240
Operations and Investor Relations	pkranz@dresnerco.com
847-827-9494
Timothy.Allen@schawk.com

SCHAWK ANNOUNCES FIRST-QUARTER 2009 RESULTS

Des Plaines, IL, July 15, 2009—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported first-quarter 2009 results. Net loss in the first quarter of 2009 was $2.3 million, or $0.09 per diluted share, versus net income of $4.3 million, or $0.15 per diluted share in the first quarter of 2008.

Consolidated Results for First Quarter Ended March 31, 2009
Net sales in the first quarter of 2009 were $105.1 million compared to $126.4 million in the same period of 2008, a reduction of $21.3 million, or 16.9 percent. Approximately $7.6 million of the sales decline quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar increased in value relative to the local currencies of the Company’s non-U.S. subsidiaries.  The remainder of the quarter-over-quarter decline in sales was the result of a slowdown in the Company’s business as compared to the first quarter of 2008. Sales in the first quarter of 2009 attributable to acquisitions that were completed subsequent to the first quarter of 2008 totaled $2.4 million.

The slowdown in the Company’s business in the 2009 first quarter was particularly evident in the Company’s United States and Mexico reportable segment, which represents more than two-thirds of its sales and which experienced a sales decline of $11.1 million, or 13.4 percent. Also contributing to the quarter-over-quarter sales decline were lower sales in the Europe and Other reportable segments, as follows:  sales in the Europe segment declined $5.2 million, or 29.6 percent, of which $4.2 million was attributable to changes in foreign currency translation rates; sales in the Other reportable segment declined $5.1 million, or 19.1 percent, of which $3.3 million was attributable to changes in foreign currency translation rates.

Consumer products packaging (CPG) accounts sales in the first quarter of 2009 were $68.7 million, or 65.4 percent of total sales, compared to $79.8 million in the same period of 2008, representing a decline of 14.0 percent. Advertising and retail accounts sales of $25.7 million, or 24.4 percent of total sales, in the first quarter of 2009 declined 29.4 percent compared to the prior-year period. Entertainment accounts sales for first quarter of 2009 of $8.3 million, or 7.9 percent of total sales, declined 10.2 percent as compared to the same period in 2008. In response to adverse economic conditions, many of the Company’s clients have reduced their levels of

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Schawk Announces First-Quarter 2009 Results

advertising, marketing and new product introductions and, particularly with respect to the Company’s CPG accounts, have delayed packaging redesigns and sales promotion projects, resulting in lower revenue for the Company. However, despite the softness experienced over the past few quarters, Schawk’s market share has remained strong across its client base.  Furthermore, no major clients were lost during the quarter.

Gross profit was $33.1 million, or 31.5 percent of sales, in the first quarter of 2009, a decline of $9.9 million from $43.0 million, or 34.0 percent of sales, in the first quarter of 2008. The decrease in gross profit is largely attributable to the decrease in sales volume.

Selling, general and administrative (SG&A) expenses declined by $2.4 million, to $33.9 million in the first quarter of 2009 from $36.3 million in the first quarter of 2008, reflecting the Company’s cost reduction initiatives, partially offset by higher professional fees of $2.0 million related to internal control remediation efforts and related matters.

The Company reported an operating loss of $1.6 million in the 2009 first quarter compared to operating income of $6.7 million in the first quarter of 2008. The decrease in operating income, as compared to the prior-year period, was the result of lower sales volume and gross profit, as discussed above, acquisition, integration and restructuring expenses of $0.8 million and remediation and related expenses of $2.0 million.

The acquisition, integration and restructuring charge in the first quarter of 2009 arose from the Company’s previously announced plans to consolidate, reduce and re-align the Company’s work force and operations. As a result of these actions, the Company incurred costs of $0.8 million for employee terminations, obligations for future lease payments and other associated costs.

The remediation and related expenses of $2.0 million, which is included in the Company’s SG&A expenses, is principally due to an increase in the Company’s audit, legal and other costs related to the Company’s internal control remediation and related matters.

The Company reported a gain associated with foreign currency transactions of $0.1 million in the 2009 first quarter compared to a gain of $0.2 million on foreign currency transactions for the same period in 2008. These transactions were recorded by non-U.S. subsidiaries primarily for unhedged currency exposure arising from intercompany debt obligations.

Interest expense in the first quarter of 2009 was $1.4 million compared to $1.8 million in the first quarter of 2008, a result of a reduction in average interest rates during the 2009 period compared to the 2008 period, partially offset by an increase in average debt outstanding period over period.

Income tax for the first quarter of 2009 was a benefit of $0.7 million, which was principally due to the Company’s operating loss during the period, compared to income tax expense of $0.7 million in the first quarter of 2008.

Net loss in the first quarter of 2009 was $2.3 million, or $0.09 per diluted share, as compared to net income of $4.3 million, or $0.15 per diluted share, in the first quarter of 2008. As discussed above, during the first quarter of 2009 the Company incurred acquisition, integration and

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Schawk Announces First-Quarter 2009 Results

restructuring expenses of $0.8 million and remediation and related expenses of $2.0 million. Additionally the Company benefitted from a $0.1 million gain on foreign currency transactions in the first quarter of 2009. The loss before income taxes was $3.0 million. Because of this loss, the income tax provision for the first quarter was a benefit of $0.7 million. Excluding the aforementioned items (net of tax effect), first-quarter 2009 net loss was $0.6 million, or a loss of $0.02 per diluted share, as compared to income of $4.1 million, or $0.15 per diluted share, on the same basis for the comparable prior-year period. Please refer to the tables at the end of this press release for a reconciliation of non-GAAP measures.

Other Information
Depreciation and amortization expense was $4.8 million in the first quarter of 2009 compared to $5.5 million in the first quarter of 2008.

Capital expenditures in the first quarter of 2009 were $1.2 million compared to $2.4 million in the same period of 2008.

During the first quarter of 2009, the Company repurchased 488,700 shares for a cost of approximately $4.3 million. The Company has suspended its share repurchase program.

EBITDA and Adjusted EBITDA Performance
EBITDA for the first quarter of 2009 was $3.5 million compared to EBITDA of $12.3 million for the first quarter of 2008. Adjusted EBITDA for the first quarter of 2009 was $4.3 million compared to $12.3 million for the first quarter of 2008. These results for EBITDA and Adjusted EBITDA are calculated consistent with the non-GAAP reconciliation schedule presented at the end of this press release.

Cost-Reduction Activities
The $0.8 million restructuring charge in the first quarter 2009 noted above is anticipated to result in total annual savings of approximately $5.4 million (estimated $4.5 million to be realized in 2009) and is part of the Company’s previously announced actions for 2009 which are expected to generate annual savings of $7.0 to $8.0 million (estimated $5.0 to $6.0 million to be realized in 2009) with an estimated total restructuring charge for 2009 of $2.0 to $3.0 million. Furthermore, the Company has taken other specific 2009 cost-reduction actions expected to reduce expenses by approximately $6.0 to $7.0 million for the year.

Financing Update
In accordance with its recently amended debt agreements, the Company made principal prepayments on its debt facilities as follows: At closing on June 11, 2009, the Company paid $15.0 million - $7.9 million on its revolving credit facility, and $5.2 million and $1.9 million on Senior notes issued in its 2005 private placement of notes (“2005 Private Placement”) and 2003 private placement of notes (“2003 Private Placement”), respectively; on June 29, 2009, the Company paid $5.0 million - $2.6 million on its revolving credit facility, and $1.8 million and $0.6 million on Senior notes issued in its 2005 Private Placement and 2003 Private Placement, respectively. The Company also made $11.4 million of additional principal payments on its revolving credit facility prior to the end of the second quarter of 2009. Therefore, the Company made a total of $32.8 million of principal payments on its debt facilities during the second

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Schawk Announces First-Quarter 2009 Results

quarter of 2009, which included a $1.4 million scheduled principal payment in April of 2009 related to the 2003 Private Placement notes.

Full-Year 2009 Sales and “Adjusted EBITDA” Guidance
The Company currently expects full-year revenues to range between $440 to $450 million, and Adjusted EBITDA (as calculated under the terms of the Company’s amended debt agreements) to range between $43 to $51 million. The Company bases these annual estimates on a current expectation that consumer spending will modestly increase during 2009, CPGs, retail and corporate brands will increase their product innovation and promotional activities in response to competitive pressure, and that the Company’s cost reduction activities in 2008 and during 2009 are anticipated to lower the expense base of the Company.

In the event that consumer confidence is more than modestly increased, the Company expects that its revenue and Adjusted EBITDA will exceed initial projections. In addition, the Company presently expects that current cash balances and anticipated cash flows from operations and other activities will be sufficient to fund debt service as well as debt reduction through the end of 2009 without hindering the Company’s ability to focus on the services provided to its clients.

Management Comments
President and Chief Executive Officer David A. Schawk commented, “During the first quarter of 2009, we experienced a slowdown in business compared to first quarter of 2008, due primarily to continued general softness in the economy. However, we maintained our strong portfolio of major clients during the quarter and continue to believe that our clients are delaying projects pending an improvement in consumer spending trends.

“We continue to take steps to better utilize our global capacity while reducing our overall cost base, and as a result of the successful implementation of our restructuring actions thus far in 2009, we now expect to generate $7 to $ 8 million in annual cost savings. Furthermore, the Company has taken other 2009 cost-reduction actions expected to reduce expenses by approximately $6.0 to $7.0 million for 2009.”

Schawk concluded, “As markets normalize, we are well-positioned to meet the service demands of our clients through our more efficient organizational and operational processes. We believe these same initiatives will allow us to better leverage our operational structure as the market and our clients’ spending improves.”

Conference Call
Schawk invites you to join its first-quarter 2009 earnings conference call on Thursday, July 16 at 9:00 a.m. Central time. To participate in the conference call, please dial 866-713-8395 or 617-597-5309 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2316151. If you are unavailable to participate on the live call, a replay will be available through July 23 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 13238816, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=2316151.

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Schawk Announces First-Quarter 2009 Results

About Schawk, Inc.
Schawk, Inc, is the leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 60 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com

Non-GAAP Financial Measures
There are non-GAAP measures attached to this press release entitled “Reconciliation of Non-GAAP measures to GAAP.” Management believes that the presentation of these measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period. Non-GAAP measures are reconciled to the closest GAAP measures on schedules attached to this press release. The non-GAAP measures should not be viewed as alternatives to GAAP. Furthermore, these measures may not be consistent with similar measures provided by other companies. See also the Company’s discussion of the use of EBITDA and Adjusted EBITDA in the attached “Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA.”

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, unanticipated difficulties associated with additional accounting issues, if any, which may cause our investors to lose confidence in our reported financial information and may have a negative impact on the trading price of our stock; our ability to remedy known internal control deficiencies and weaknesses and the discovery of future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in Asia and other foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com

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Schawk Announces First-Quarter 2009 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31	March 31
	2009	2008

Net sales	$105,088	$126,407
Cost of sales	71,994	83,440
Gross profit	33,094	42,967

Selling, general and administrative expenses	33,901	36,271
Acquisition integration and restructuring expenses	817	—
Operating income (loss)	(1,624)	6,696

Interest income	70	74
Interest expense	(1,449)	(1,778)

Income (loss) before income taxes	(3,003)	4,992
Income tax provision (benefit)	(707)	732

Net income (loss)	$(2,296)	$4,260

Earnings (loss) per common share:	$(0.09)	$0.16
Basic	$(0.09)	$0.15
Diluted

Weighted average shares used for computation of:
Basic earnings (loss) per common share	24,936	27,053
Diluted earnings (loss) per common share	24,936	27,582

Effective tax rate	23.5%	14.7%

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Schawk Announces First-Quarter 2009 Results

Schawk, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Amounts)

	March 31, 2009	December 31, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$27,308	$20,205
Trade accounts receivable, less allowance for doubtful accounts of $2,910 at March 31, 2009 and $3,138 at December 31, 2008	80,491	83,218
Inventories	22,145	23,617
Prepaid expenses and other current assets	11,399	11,243
Income tax receivable	4,437	3,348
Assets held for sale	2,294	6,555
Deferred income taxes	2,758	2,765
Total current assets	150,832	150,951

Property and equipment, less accumulated depreciation of $94,838 at March 31, 2009 and $92,583 at December 31, 2008	55,372	58,325
Goodwill Other intangible assets, net	183,444 37,442	184,037 39,125
Deferred income taxes	2,718	2,752
Other assets	5,421	5,163

Total assets	$435,229	$440,353

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$18,110	$20,694
Accrued expenses	50,128	52,016
Current portion of long-term debt	98,290	23,563
Total current liabilities	166,528	96,273

Long-term liabilities:
Long-term debt	47,930	112,264
Other liabilities	27,345	29,137
Deferred income taxes	1,796	1,858
Total long-term liabilities	77,071	143,259

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 29,528,801 and 29,478,456 shares issued at March 31, 2009 and December 31, 2008, respectively; 24,780,225 and 25,218,566 shares outstanding at March 31, 2009 and December 31, 2008, respectively	218	217
Additional paid-in capital	188,512	187,801
Retained earnings	64,913	68,016
Accumulated comprehensive income (loss), net	(1,162)	1,368
	252,481	257,402
Treasury stock, at cost, 4,748,576 and 4,259,890 shares of common stock at March 31, 2009 and December 31, 2008, respectively	(60,851)	(56,581)
Total stockholders’ equity	191,630	200,821

Total liabilities and stockholders’ equity	$435,229	$440,353

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Schawk Announces First-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended March 31,
	2009	2008

Income (loss) before income taxes – GAAP	$(3,003)	$4,992
Plus: Acquisition integration and restructuring expenses	817	—
Plus: Remediation and related expenses	2,028	—
Less: Foreign currency gain	(126)	(246)
Adjusted income (loss) before income tax – non GAAP	(284)	4,746
Adjusted income tax provision – non GAAP	328	651

Adjusted net income (loss) – non GAAP	$(612)	$4,095

Weighted average common and common stock
equivalents outstanding – GAAP	24,936	27,582

Earnings (loss) per diluted share – GAAP	$(0.09)	$0.15
Adjustments – net of tax effects:
Plus: Acquisition integration and restructuring expenses	0.02	—
Plus: Remediation and related expenses	0.05	—
Less: Foreign currency gain	—	—

Adjusted earnings (loss) per diluted share – non GAAP	$(0.02)	$0.15

Income tax provision (benefit) – GAAP	$(707)	$732
Plus: Acquisition integration and restructuring expenses	269	—
Plus: Remediation and related expenses	805	—
Less: Foreign currency gain	(39)	(81)

Adjusted income tax provision – non GAAP	$328	$651

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Schawk Announces First-Quarter 2009 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2009	2008

Net income (loss) – GAAP	$(2,296)	$4,260
Interest expense	1,449	1,778
Income tax expense (benefit)	(707)	732
Operating income (loss) – GAAP	(1,554)	6,770
Depreciation and amortization	4,778	5,492
Impairment of long-lived assets	58	—
Unrealized foreign currency gain	(191)	—
Share-based compensation	378	—

EBITDA – non GAAP	3,469	12,262

Permitted add backs per amended debt agreements:
(Gain) loss on sale of property and equipment	(28)	17
Restructuring charges	817	—

Adjusted EBITDA – non GAAP	$4,258	$12,279

	Trailing Twelve
	Months Ended March 31,
	2009	2008

Net income (loss) – GAAP	$(66,562)	$28,846
Interest expense	6,523	8,891
Income tax expense (benefit)	(4,549)	17,551
Operating income (loss) – GAAP	(64,588)	55,288
Depreciation and amortization	20,037	21,640
Impairment of long-lived assets	6,702	1,197
Impairment of goodwill	48,041	—
Non-cash restructuring charge	628	—
Unrealized foreign currency gain	906	—
Share-based compensation	1,763	—

EBITDA – non GAAP	13,489	78,125

Permitted add backs per amended debt agreements:
(Gain) loss on sale of property and equipment	317	(835)
Permitted acquisitions	2,562	—
Restructuring charges	10,579	—
Pension withdrawal expense	7,254	—

Adjusted EBITDA – non GAAP	$34,201	$77,290

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA, as defined in the covenants under the Company's amended debt agreements, is EBITDA as adjusted to exclude certain items, including items that are generally considered non-operating.  Both measures are important indicators of performance under the Company's amended debt agreements and provide management with a consistent measurement tool for evaluating the operating activities of the Company from period to period.  These measures do not represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

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